Exhibit 99

HMN Financial, Inc. Announces Second Quarter Results

Second Quarter Summary
• Net income of $2.9 million, up $1.2 million, compared to $1.7 million in second quarter of 2018
• Diluted earnings per share of $0.62, up $0.26, compared to $0.36 in second quarter of 2018
• Net interest income of $7.5 million, up $0.6 million, compared to $6.9 million in second quarter of 2018
• Non-performing assets of $3.1 million, or 0.43% of total assets

Year to Date Summary
• Net income of $4.5 million, up $1.3 million, compared to $3.2 million in first six months of 2018
• Diluted earnings per share of $0.97, up $0.31, compared to $0.66 in first six months of 2018
• Net interest income of $14.5 million, up $0.9 million, compared to $13.6 million in first six months of 2018

Net Income Summary

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2019	2018	2019	2018
Net income	$2,862	$1,727	$4,481	$3,172
Diluted earnings per share	0.62	0.36	0.97	0.66
Return on average assets (annualized)	1.60%	0.95%	1.25%	0.89%
Return on average equity (annualized)	13.10%	8.25%	10.43%	7.66%
Book value per share	$18.33	$17.75	$18.33	$17.75

ROCHESTER, Minn., July 18, 2019 (GLOBE NEWSWIRE) -- HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $723 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $2.9 million for the second quarter of 2019, an increase of $1.2 million, compared to net income of $1.7 million for the second quarter of 2018.  Diluted earnings per share for the second quarter of 2019 was $0.62, an increase of $0.26 from the diluted earnings per share of $0.36 for the second quarter of 2018.  The increase in net income between the periods was primarily because of the $1.4 million decrease in the provision for loan losses and a $0.5 million increase in net interest income.  These increases were partially offset by an increase in other non-interest expenses of $0.3 million and a $0.5 million increase in income tax expense as a result of the increased pre-tax income between the periods.

President’s Statement
“We are pleased with our improving net interest margin and the related increase in net interest income,” said Bradley Krehbiel, President and Chief Executive Officer of HMN.  “The increases in our net interest income combined with the net recoveries received on previously charged off loans had a positive impact on our net income for the quarter.  We will continue to focus our efforts on improving the Bank’s core operating results by managing our net interest margin while prudently growing the asset size of the Bank.”

Second Quarter Results

Net Interest Income
Net interest income was $7.5 million for the second quarter of 2019, an increase of $0.6 million, or 7.8%, from $6.9 million for the second quarter of 2018.  Interest income increased primarily because of the higher interest amounts earned on interest-earning assets as a result of the increase in the federal funds rate between the periods.  Interest income also increased $0.4 million between the periods because of an increase in the amount of yield enhancements recognized on non-accruing loans that were paid off.  The average yield earned on interest-earning assets was 4.83% for the second quarter of 2019, an increase of 56 basis points from 4.27% for the second quarter of 2018.  The average yield earned on average interest-earning assets increased 30 basis points as a result of the change in yield enhancements recognized between the periods.

Interest expense was $0.8 million for the second quarter of 2019, an increase of $0.3 million, or 57.4%, from $0.5 million for the second quarter of 2018.  The average interest rate paid on non-interest and interest-bearing liabilities was 0.53% for the second quarter of 2019, an increase of 20 basis points from 0.33% for the second quarter of 2018.  The increase in the interest paid on non-interest and interest-bearing liabilities was primarily because of the increase in the federal funds rate between the periods which increased the cost of deposits.  Net interest margin (net interest income divided by average interest-earning assets) for the second quarter of 2019 was 4.35%, an increase of 38 basis points, compared to 3.97% for the second quarter of 2018.  The increase in the net interest margin is primarily related to the increase in interest income between the periods as a result of the change in the yield enhancements recognized and an increase in the federal funds rate.

A summary of the Company’s net interest margin for the three and six month periods ended June 30, 2019 and 2018 is as follows:

	For the three month period ended
	June 30, 2019			June 30, 2018
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$78,393	347	1.78%	$80,263	339	1.69%
Loans held for sale	2,482	27	4.36	2,389	27	4.51
Mortgage loans, net	113,786	1,248	4.40	110,939	1,137	4.11
Commercial loans, net	407,854	5,678	5.58	405,553	4,957	4.90
Consumer loans, net	73,777	950	5.16	72,070	885	4.92
Other	12,161	49	1.62	29,353	111	1.52
Total interest-earning assets	688,453	8,299	4.83	700,567	7,456	4.27

Interest-bearing liabilities and non-interest bearing deposits:
NOW accounts	96,579	25	0.10	88,327	11	0.05
Savings accounts	80,013	16	0.08	78,850	16	0.08
Money market accounts	168,605	306	0.73	199,279	203	0.41
Certificates	118,893	475	1.60	115,871	296	1.02
Advances and other borrowings	1,152	7	2.54	0	0	0.00
Total interest-bearing liabilities	465,242			482,327
Non-interest checking	155,921			154,323
Other non-interest bearing deposits	1,610			1,448
Total interest-bearing liabilities and non-interest bearing deposits	$622,773	829	0.53	$638,098	526	0.33
Net interest income		$7,470			$6,930
Net interest rate spread			4.30%			3.94%
Net interest margin			4.35%			3.97%

	For the six month period ended
	June 30, 2019			June 30, 2018
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$78,592	686	1.76%	$79,274	653	1.66%
Loans held for sale	1,838	39	4.30	1,730	38	4.47
Mortgage loans, net	114,814	2,508	4.41	112,268	2,259	4.06
Commercial loans, net	404,399	10,737	5.35	403,035	9,726	4.87
Consumer loans, net	73,178	1,885	5.19	72,229	1,761	4.92
Other	18,549	176	1.91	25,179	177	1.42
Total interest-earning assets	691,370	16,031	4.68	693,715	14,614	4.25

Interest-bearing liabilities and non-interest bearing deposits:
NOW accounts	97,132	49	0.10	88,982	21	0.05
Savings accounts	79,259	31	0.08	78,017	31	0.08
Money market accounts	175,052	576	0.66	194,871	388	0.40
Certificates	116,558	856	1.48	113,798	554	0.98
Advances and other borrowings	579	7	2.54	283	2	1.71
Total interest-bearing liabilities	468,580			475,951
Non-interest checking	156,185			153,796
Other non-interest bearing deposits	1,835			1,494
Total interest-bearing liabilities and non-interest bearing deposits	$626,600	1,519	0.49	$631,241	996	0.32
Net interest income		$14,512			$13,618
Net interest rate spread			4.19%			3.93%
Net interest margin			4.23%			3.96%

Provision for Loan Losses
The provision for loan losses was ($1.1 million) for the second quarter of 2019, a decrease of $1.4 million compared to $0.3 million for the second quarter of 2018.  The credit provision amount for the period was primarily the result of the increase in the net recoveries received on previously charged off commercial loans during the second quarter of 2019 compared to the same period of 2018.  The net recoveries combined with the continued improvement in the credit quality of the loan portfolio resulted in a reduction of the overall allowance for loan losses required between the periods.  Total non-performing assets were $3.1 million at June 30, 2019, an increase of $0.1 million, or 5.3%, from $3.0 million at March 31, 2019.  Non-performing loans increased $0.1 million and foreclosed and repossessed assets remained the same during the second quarter of 2019.

A reconciliation of the Company’s allowance for loan losses for the quarters ended June 30, 2019 and 2018 is summarized as follows:

(Dollars in thousands)	2019	2018
Balance at March 31	$8,673	9,129
Provision	(1,059)	295
Charge offs:
Consumer	(7)	(56)
Commercial business	(826)	(255)
Recoveries	1,843	215
Balance at June 30	$8,624	9,328
Allocated to:
General allowance	$7,856	8,534
Specific allowance	768	794
	$8,624	9,328

The decrease in the allowance for loan losses reflects the improvement in the credit quality of the loan portfolio between the periods.  The $0.8 million of commercial business loan charge offs relates primarily to two commercial business loans that were charged off due to the bankruptcy filing of the borrowers.  The $1.8 million in recoveries relates primarily to the repayment of a commercial real estate loan of which $1.7 million had previously been charged off.

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the three most recently completed quarters.

	June 30,	March 31,	December 31,
(Dollars in thousands)	2019	2019	2018
Non-Performing Loans:
Single family	$854	$751	$730
Commercial real estate	1,212	1,275	1,311
Consumer	458	283	489
Commercial business	144	212	148
Total	2,668	2,521	2,678

Foreclosed and Repossessed Assets:
Single family	30	30	0
Commercial real estate	414	414	414
Consumer	12	0	0
Total non-performing assets	$3,124	$2,965	$3,092
Total as a percentage of total assets	0.43%	0.41%	0.43%
Total non-performing loans	$2,668	$2,521	$2,678
Total as a percentage of total loans receivable, net	0.45%	0.42%	0.46%
Allowance for loan loss to non-performing loans	323.18%	343.90%	324.27%

Delinquency Data:
Delinquencies (1)
30+ days	$1,991	$1,554	$1,453
90+ days	0	0	0
Delinquencies as a percentage of
loan portfolio (1)
30+ days	0.33%	0.25%	0.24%
90+ days	0.00%	0.00%	0.00%

                (1) Excludes non-accrual loans.

Non-Interest Income and Expense
Non-interest income was $2.0 million for the second quarter of 2019, a decrease of $0.1 million, or 1.6%, from $2.1 million for the same period of 2018.  Gain on sales of loans decreased $0.1 million between the periods primarily because of a decrease in commercial government guaranteed loan sales.  Loan servicing income increased slightly due to an increase in the single family loan servicing fees earned.  Other non-interest income increased slightly due to an increase in the fees earned on the sales of uninsured investment products between the periods.

Non-interest expense was $6.6 million for the second quarter of 2019, an increase of $0.3 million, or 4.0%, from $6.3 million for the second quarter of 2018.  Other non-interest expense increased $0.1 million due primarily to an increase in loan related expenses.  Professional services expense increased $0.1 million due primarily to an increase in legal expenses between the periods.  Compensation and benefits expense increased $0.1 million primarily because of an increase in pension costs between the periods.  Occupancy and equipment costs increased slightly between the periods due to an increase in depreciation and maintenance costs.  These increases in non-interest expense were partially offset by a slight decrease in data processing expense primarily because of a decrease in phone and internet costs between the periods due to a change in vendors.

Income tax expense was $1.1 million for the second quarter of 2019, an increase of $0.5 million from $0.6 million for the second quarter of 2018.  The increase in income tax expense between the periods is primarily the result of an increase in pre-tax income.

Return on Assets and Equity
Return on average assets (annualized) for the second quarter of 2019 was 1.60%, compared to 0.95% for the second quarter of 2018.  Return on average equity (annualized) was 13.10% for the second quarter of 2019, compared to 8.25% for the same period in 2018.  Book value per common share at June 30, 2019 was $18.33, compared to $17.75 at June 30, 2018.

Six Month Period Results

Net Income
Net income was $4.5 million for the six month period ended June 30, 2019, an increase of $1.3 million, or 41.3%, compared to net income of $3.2 million for the six month period ended June 30, 2018.  Diluted earnings per share for the six month period ended June 30, 2019 was $0.97, an increase of $0.31 per share compared to diluted earnings per share of $0.66 for the same period in 2018.  The increase in net income between the periods was primarily because of the $1.2 million decrease in the provision for loan losses and a $0.9 million increase in net interest income.  These increases were partially offset by a $0.5 million increase in income tax expense as a result of the increased pre-tax income between the periods.

Net Interest Income
Net interest income was $14.5 million for the first six months of 2019, an increase of $0.9 million, or 6.6%, from $13.6 million for the same period in 2018.  Interest income increased primarily because of the higher interest amounts earned on interest-earning assets as a result of the increase in the federal funds rate between the periods.  Interest income also increased $0.5 million because of an increase in the amount of yield enhancements recognized between the periods on non-accruing loans that were paid off.  The average yield earned on interest-earning assets was 4.68% for the six month period ended June 30, 2019, an increase of 43 basis points from 4.25% for the same six month period in 2018.  The average yield earned on the average interest-earning assets increased 19 basis points as a result of the change in yield enhancements recognized between the periods.

Interest expense was $1.5 million for the first six months of 2019, an increase of $0.5 million, or 52.5%, compared to $1.0 million for the first six months of 2018.  The average interest rate paid on non-interest and interest-bearing liabilities was 0.49% for the first six months of 2019, an increase of 17 basis points from 0.32% for the first six months of 2018. The increase in the interest paid on non-interest and interest-bearing liabilities was primarily because of the increase in the federal funds rate between the periods which increased the cost of deposits.  Net interest margin (net interest income divided by average interest-earning assets) for the first six months of 2019 was 4.23%, an increase of 27 basis points, compared to 3.96% for the first six months of 2018.  The increase in the net interest margin is primarily related to the increase in interest income between the periods as a result of the increase in the federal funds rate and the change in the yield enhancements recognized.

Provision for Loan Losses
The provision for loan losses was ($1.0 million) for the first six months of 2019, a decrease of $1.2 million compared to $0.2 million the first six months of 2018. The credit provision amount for the period was primarily the result of the increase in net recoveries received during the six month period ended June 30, 2019 when compared to the same period of 2018.  The net recoveries combined with the continued improvement in the credit quality of the loan portfolio resulted in a reduction of the overall allowance for loan losses required between the periods.  Total non-performing assets were $3.1 million at June 30, 2019, the same as they were at December 31, 2018.

A reconciliation of the Company’s allowance for loan losses for the six month periods ended June 30, 2019 and June 30, 2018 is summarized as follows:

(Dollars in thousands)	2019	2018
Balance at January 1	$8,686	9,311
Provision	(1,032)	170
Charge offs:
Consumer	(46)	(125)
Commercial business	(869)	(255)
Single family	0	(23)
Recoveries	1,885	250
Balance at June 30	$8,624	9,328

The decrease in the allowance for loan losses reflects the improvement in the credit quality of the loan portfolio between the periods.  The $0.9 million of commercial business loan charge offs relates primarily to two commercial business loans that were charged off due to the bankruptcy filing of the borrowers.  The $1.9 million in recoveries relates primarily to the repayment of a commercial real estate loan of which $1.7 million had previously been charged off.

Non-Interest Income and Expense
Non-interest income was $3.7 million for the first six months of 2019, a decrease of $0.1 million, or 3.1%, from $3.8 million for the same six month period of 2018.  Gain on sales of loans decreased $0.1 million between the periods primarily because of a decrease in commercial government guaranteed loan sales. Fees and service charges decreased $0.1 million between the periods due primarily to a decrease in overdraft fees.  These decreases in non-interest income were partially offset by a slight increase in other non-interest income due to an increase in the sale of uninsured investment products and a slight increase in loan servicing income earned on single family loans between the periods.

Non-interest expense was $13.0 million for the first six months of 2019, an increase of $0.1 million, or 1.1%, from $12.9 million for the same six month period of 2018.  Compensation and benefits expense increased $0.1 million primarily because of an increase in pension costs between the periods.  Professional services expense increased $0.1 million due primarily to an increase in legal expenses between the periods. These increases in non-interest expense were partially offset by a $0.1 million decrease in other non-interest expense between the periods due primarily to decreases in the losses incurred on deposit accounts.   Occupancy and equipment costs decreased slightly between the periods due to a decrease in non-capitalized equipment and software costs. Data processing costs decreased slightly because of a decrease in phone and internet costs between the periods due to a change in vendors.

Income tax expense was $1.8 million for the first six months of 2019, an increase of $0.6 million from $1.2 million for the first six months of 2018.  The increase in income tax expense between the periods is primarily the result of an increase in pre-tax income.

Return on Assets and Equity
Return on average assets (annualized) for the six month period ended June 30, 2019 was 1.25%, compared to 0.89% for the same six month period in 2018.  Return on average equity (annualized) was 10.43% for the six month period ended June 30, 2019, compared to 7.66% for the same six month period in 2018.

General Information
HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates thirteen full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson (2), La Crescent, Owatonna, Rochester (4), Spring Valley and Winona and one full service office in Marshalltown, Iowa.  The Bank also operates two loan origination offices located in Sartell, Minnesota and Pewaukee, Wisconsin.

Safe Harbor Statement
This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to growing our core deposit relationships and loan balances, enhancing the financial performance of our core banking operations, maintaining credit quality, reducing non-performing assets, and generating improved financial results (including profitability); the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for maintenance thereof; improvements in loan production; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and composition of interest-earning assets; the amount of yield enhancements relating to non-accruing and purchased loans; the amount and composition of non-interest and interest-bearing liabilities; the availability of alternate funding sources; the payment of dividends by HMN; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer of the trust preferred securities held by the Bank; the anticipated results of litigation and our assessment of the impact on our financial statements; the ability of the Bank to pay dividends to HMN; the ability to remain well capitalized;  the impact of new accounting pronouncements; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank (FHLB); technological, computer-related or operational difficulties; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filing on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and Part II, Item 1A of its subsequently filed quarterly reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

 (Three pages of selected consolidated financial information are included with this release.)

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30,	December 31,
(Dollars in thousands)	2019	2018
	(unaudited)
Assets
Cash and cash equivalents	$16,357	20,709
Securities available for sale:
Mortgage-backed and related securities (amortized cost $7,351 and $8,159)	7,435	8,023
Other marketable securities (amortized cost $72,935 and $73,343)	72,614	71,957
	80,049	79,980

Loans held for sale	5,912	3,444
Loans receivable, net	595,757	586,688
Accrued interest receivable	2,522	2,356
Real estate, net	444	414
Federal Home Loan Bank stock, at cost	853	867
Mortgage servicing rights, net	1,870	1,855
Premises and equipment, net	9,623	9,635
Goodwill	802	802
Core deposit intangible	206	255
Prepaid expenses and other assets	6,090	2,668
Deferred tax asset, net	2,282	2,642
Total assets	$722,767	712,315

Liabilities and Stockholders’ Equity
Deposits	$623,510	623,352
Accrued interest payable	305	346
Customer escrows	1,487	1,448
Accrued expenses and other liabilities	8,654	4,022
Total liabilities	633,956	629,168
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock: ($.01 par value)
authorized 500,000 shares; issued 0	0	0
Common stock ($.01 par value):
Authorized 16,000,000 shares; issued 9,128,662	91	91
Additional paid-in capital	40,153	40,090
Retained earnings, subject to certain restrictions	104,235	99,754
Accumulated other comprehensive loss	(170)	(1,096)
Unearned employee stock ownership plan shares	(1,740)	(1,836)
Treasury stock, at cost 4,284,840 and 4,292,838 shares	(53,758)	(53,856)
Total stockholders’ equity	88,811	83,147
Total liabilities and stockholders’ equity	$722,767	712,315

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2019	2018	2019	2018
Interest income:
Loans receivable	$7,901	7,006	15,169	13,784
Securities available for sale:
Mortgage-backed and related	44	54	90	96
Other marketable	304	285	596	557
Other	50	111	176	177
Total interest income	8,299	7,456	16,031	14,614

Interest expense:
Deposits	822	526	1,512	994
Federal Home Loan Bank advances and other borrowings	7	0	7	2
Total interest expense	829	526	1,519	996
Net interest income	7,470	6,930	14,512	13,618
Provision for loan losses	(1,059)	295	(1,032)	170
Net interest income after provision for loan losses	8,529	6,635	15,544	13,448

Non-interest income:
Fees and service charges	785	785	1,485	1,551
Loan servicing fees	318	297	633	598
Gain on sales of loans	611	679	990	1,123
Other	307	293	604	558
Total non-interest income	2,021	2,054	3,712	3,830

Non-interest expense:
Compensation and benefits	3,737	3,678	7,647	7,502
Occupancy and equipment	1,081	1,072	2,142	2,169
Data processing	305	334	606	629
Professional services	381	298	653	547
Other	1,063	931	1,966	2,020
Total non-interest expense	6,567	6,313	13,014	12,867
Income before income tax expense	3,983	2,376	6,242	4,411
Income tax expense	1,121	649	1,761	1,239
Net income	2,862	1,727	4,481	3,172
Other comprehensive income (loss), net of tax	442	(105)	926	(452)
Comprehensive income available to common shareholders	$3,304	1,622	5,407	2,720
Basic earnings per share	$0.62	0.40	0.97	0.74
Diluted earnings per share	$0.62	0.36	0.97	0.66

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

SELECTED FINANCIAL DATA:	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2019	2018	2019	2018
I. OPERATING DATA:
Interest income	$8,299	7,456	16,031	14,614
Interest expense	829	526	1,519	996
Net interest income	7,470	6,930	14,512	13,618

II. AVERAGE BALANCES:
Assets (1)	717,942	725,471	721,118	718,662
Loans receivable, net	595,417	588,563	592,391	587,532
Securities available for sale (1)	78,393	80,263	78,592	79,274
Interest-earning assets (1)	688,453	700,567	691,370	693,715
Interest-bearing and non-interest bearing deposits and borrowings	622,773	638,098	626,600	631,241
Equity (1)	87,628	83,964	86,631	83,463

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	1.60%	0.95%	1.25%	0.89%
Interest rate spread information:
Average during period	4.30	3.94	4.19	3.93
End of period	4.01	4.02	4.01	4.02
Net interest margin	4.35	3.97	4.23	3.96
Ratio of operating expense to average
total assets (annualized)	3.67	3.49	3.64	3.61
Return on average equity (annualized)	13.10	8.25	10.43	7.66
Efficiency	69.19	70.27	71.41	73.75
	June 30,	December 31,	June 30,
	2019	2018	2018
IV. EMPLOYEE DATA:
Number of full time equivalent employees	178	182	187

V. ASSET QUALITY:
Total non-performing assets	$3,124	3,092	3,732
Non-performing assets to total assets	0.43%	0.43%	0.51%
Non-performing loans to total loans receivable, net	0.45%	0.46%	0.51%
Allowance for loan losses	$8,624	8,686	9,328
Allowance for loan losses to total assets	1.19%	1.22%	1.28%
Allowance for loan losses to total loans receivable, net	1.45	1.48	1.58
Allowance for loan losses to non-performing loans	323.18	324.27	309.31

VI. BOOK VALUE PER SHARE:
Book value per share common share	$18.33	17.19	17.75
	Six Months Ended June 30, 2019	Year Ended December 31, 2018	Six Months Ended June 30, 2018
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	12.29%	11.67%	11.27%
Average stockholders’ equity to average assets (1)	12.01	11.52	11.61
Ratio of average interest-earning assets to
average interest-bearing liabilities (1)	110.34	109.81	109.90
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	13.56	13.26	12.86
Tier 1 capital leverage ratio	11.79	11.00	11.02
Tier 1 capital ratio	13.56	13.26	12.86
Risk-based capital	14.81	14.52	14.12

1.	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.

CONTACT:
Bradley Krehbiel
Chief Executive Officer, President
HMN Financial, Inc. (507) 252-7169